Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 17, 2014, among Valassis Communications, Inc., a Delaware corporation (or its permitted successor) (the “Company”), the Subsidiaries of the Company listed on the signature page hereto (collectively, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as supplemented by the First Supplemental Indenture dated as of July 13, 2012, the “Indenture”), dated as of January 28, 2011, providing for the issuance of 6 5/8% Senior Notes due 2021 (the “Notes”);

WHEREAS, pursuant to Section 8.02 of the Indenture, with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into one or more supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein, except in certain cases that do not apply;

WHEREAS, the Company, the Guarantors and the Trustee desire to amend the Indenture with the written consent of Holders of at least a majority in principal amount of the outstanding Notes;

WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 6, 2013 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”), Harland Clarke Holdings Corp. (“HCHC”) has offered to purchase any and all of the outstanding Notes (the “Tender Offer”), and has proposed certain amendments to the Indenture; and

WHEREAS, the Holders of a majority in principal amount of the Notes outstanding have tendered their Notes for purchase by HCHC in connection with the Tender Offer and consented to the proposed amendments described in this Supplemental Indenture pursuant to consent documents obtained prior to the execution hereof;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto mutually covenant and agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS.

(a)	The following definitions are hereby added to Section 1.01 of the Indenture:

“Acquisition” means the series of transactions consummated in accordance with the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time), dated as of December 17, 2013, by and among Harland Clarke Holdings Corp. (“HCHC”), V Acquisition Sub, Inc. (“Merger Sub”), and the Company, including, without limitation, (i) the acceptance for payment of all shares of common stock of the Company tendered by holders thereof in a tender offer by Merger Sub for all of the outstanding common stock of the Company; (ii) the consummation of a merger of Merger Sub with and into the Company; and (iii) any additional mergers ultimately resulting in the Company merging with HCHC or any Affiliate thereof.

“Permitted Holders” means, collectively, Harland Clarke Holdings Corp., V Acquisition Sub, Inc., their respective Affiliates, and the respective successors of any of the foregoing.

(b) The definition of “Change of Control” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced by the following text:

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (other than the Acquisition), of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than the Company, a Wholly Owned Restricted Subsidiary of the Company, or one or more Permitted Holders;

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than one or more Permitted Holders, in a single transaction or in a series of related transactions (other than the Acquisition), by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Interests in the Company; or

(3) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; provided, any replacement of the Board of Directors in connection with the Acquisition shall not be considered a Change of Control.

3. EFFECTIVENESS. This Supplemental Indenture shall become effective upon execution hereof by the Trustee, the Guarantors and the Company, provided that the amendments to the Indenture set forth in Section 2 hereof shall not become operative until the Acceptance Date (as defined in the Offer to Purchase), at which time they will automatically become effective without any further action immediately prior to the acceptance for payment of all shares of common stock of the Company tendered by holders thereof in the tender offer by Merger Sub for all of the outstanding common stock of the Company on such date; provided, further, the amendments to the Indenture set forth in Section 2 hereof shall not become operative, or shall cease to be operative as the case may be, if the Acquisition is not consummated or HCHC does not accept for payment the Notes tendered pursuant to the terms of the Offer to Purchase (the “Tendered Notes”) or does not pay the applicable consideration to the Holders of the Tendered Notes as required by the terms of the Offer to Purchase. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd L. Wiseley, Esq.
Name:	Todd. L. Wiseley, Esq.
Title:	Secretary

GUARANTORS:

VALASSIS DIRECT MAIL, INC.
MAILCOUPS, INC.
NCH MARKETING SERVICES, INC.
PROMOTION WATCH, INC.
VALASSIS COUPON CLEARING, INC.
VALASSIS INTERNATIONAL, INC.
VALASSIS MANUFACTURING COMPANY
VALASSIS SALES & MARKETING SERVICES, INC.
VALASSIS INTERACTIVE, INC.
VCI ENTERPRISES, INC.
BRAND.NET, INC.

By:	/s/ Todd L. Wiseley, Esq.
Name:	Todd. L. Wiseley, Esq.
Title:	Secretary

VALASSIS RELATIONSHIP MARKETING SYSTEMS, LLC

By:	/s/ Todd L. Wiseley, Esq.
Name:	Todd. L. Wiseley, Esq.
Title:	General Manager

[Signature Page to Supplemental Indenture]

VALASSIS IN-STORE SOLUTIONS, INC.

By:	/s/ Todd L. Wiseley, Esq.
Name:	Todd. L. Wiseley, Esq.
Title:	Secretary

VC HOLDINGS, LLC

By:	/s/ Todd L. Wiseley, Esq.
Name:	Todd. L. Wiseley, Esq.
Title:	Secretary

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

[Signature Page to Supplemental Indenture]